EX 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE HILLSHIRE BRANDS COMPANY
FOR THE NINE MONTHS ENDED MARCH 29, 2014 AND MARCH 30, 2013

Introduction
The following is management’s discussion and analysis of the results of operations for the third quarter and first nine months of 2014 compared with the third quarter and first nine months of 2013 and a discussion of the changes in financial condition and liquidity during the first nine months of 2014. Below is an outline of the analyses included herein:

•	Business Overview

•	Summary of Results

•	Consolidated Results – Third Quarter of 2014 Compared with Third Quarter of 2013

•	Consolidated Results – First Nine Months of 2014 Compared with First Nine Months of 2013

•	Operating Results by Business Segment

•	Financial Condition

•	Liquidity

•	Non-GAAP Financial Measures Definitions

•	Significant Accounting Policies and Critical Estimates

•	Issued but not yet Effective Accounting Standards

•	Forward-Looking Information

Business Overview

Our Business
Hillshire Brands is a manufacturer and marketer of high-quality, brand name food products. Sales are principally in the United States, where it is a leader in branded, convenient foods for the retail and foodservice markets. In the retail channel, the company sells a variety of packaged meat products that include hot dogs, corn dogs, breakfast sandwiches, sausages, lunchmeats and jerky as well as a variety of frozen baked products and specialty items including cakes and cheesecakes. These products are sold primarily to supermarkets, warehouse clubs and national chains. The company also sells a variety of meat and bakery products to foodservice customers.

The company's portfolio of brands includes Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre, as well as artisanal brands Aidells, Gallo Salame and Golden Island.

Strategy
The company is focused on delivering long-term value creation through strengthening the core of its business through brand building and innovation; leveraging its heritage brand equities to extend into new adjacent categories; fueling growth by driving operating efficiencies; and evaluating opportunities to acquire on-trend brands that align with its strategy for value creation.

Summary of Results

The business highlights include the following:

•
Net sales for the third quarter of 2014 were $955 million, which was $31 million, or 3.4%, higher than the prior year. The increase in sales was driven by favorable mix and pricing actions taken to offset input cost inflation, which were partially offset by a decline in volume.

•
Reported operating income for the third quarter of 2014 was $76 million, which was $11 million, or 18.3%, higher than the prior year. This was mainly driven by pricing actions to offset input cost inflation and decreased SG&A costs. Adjusted operating income, which increased $25 million, or 34.8%, was driven by decreased SG&A spending partially offset by higher input costs.

•
Diluted earnings per share from continuing operations for the third quarter was $0.34 in 2013 and 2014. The benefit of higher operating income in 2014 was partially offset by income tax expense versus the prior year. Adjusted EPS increased from $0.35 in 2013 to $0.46 in 2014 due to the increase in operating income. Average diluted shares outstanding remained virtually unchanged on a year-over-year basis at 124 million.

•
Total cash flow from operating activities improved from a source of cash of $182 million in the first nine months of 2013 to $232 million for the first nine months of 2014. The most significant driver of the change was improved working capital management, specifically in inventory and favorable accrued liabilities changes.

EX 99.4

Consolidated Results – Third Quarter 2014 Compared with Third Quarter 2013

The following table summarizes net sales and operating income for the third quarter of 2014 and 2013 and certain items that affected the comparability of these amounts:

	Quarter Ended
Total Company Performance (In millions)	March 29, 2014	March 30, 2013	Change	Percent Change
Net sales	$955	$924	$31	3.4%
Operating income	$76	$65	$11	18.3%
Less: Impact of significant items on operating income	(21)	(7)	(14)
Adjusted operating income	$97	$72	$25	34.8%

Net Sales
Net sales increased by $31 million, or 3.4%, due to pricing actions taken to offset input cost inflation and a favorable shift in sales mix partially offset by a decrease in volume. Volumes for the quarter decreased 3.2% primarily due to pricing taken within the quarter and lower commodity meat sales.
The components of the percentage change in net sales as compared to the prior year are as follows:

Third quarter 2014	Volumes	+	Price/Mix	+	Acquisitions	=	Net Sales Change
Net sales changes	(3.2)%		6.2%		0.4%		3.4%

Operating Income
Operating income increased by $11 million, or 18.3%, driven primarily by pricing to offset input cost inflation and decreased SG&A costs. Adjusted operating income, which increased $25 million, or 34.8%, was also positively affected by pricing and decreased expenses partially offset by unfavorable input costs.

Gross Margin
Gross margin dollars in the third quarter of 2014 increased $9 million over the prior year due to pricing and a favorable shift in sales mix partially offset by higher input costs. The gross margin percent of 29.4% was flat to the third quarter of last year as pricing and favorable mix in 2014 offset the impact of higher input costs.

Selling, General and Administrative Expenses

	Quarter Ended
(In millions)	March 29, 2014	March 30, 2013	Change	Percent Change
SG&A expenses in the business segment results:
Media advertising and promotion	$40	$39	$1	2.2%
Other	141	148	(7)	(5.1)%
Total business segments	181	187	(6)	(3.5)%
General corporate	17	16	1	9.7%
Net mark-to-market derivative losses	—	1	(1)	NM
Amortization of identifiable intangibles	2	1	1	30.2%
Total SG&A Expenses	$200	$205	$(5)	(2.7)%

Selling, general and administrative expenses decreased by $5 million, or 2.7%. Measured as a percent of sales, SG&A expenses declined to 20.9% in 2014 from 22.2% in 2013. SG&A expenses in the business segments decreased by $6 million, or 3.5%, primarily driven by favorable distribution costs and focus on cost reduction initiatives. General SG&A corporate expenses were $1 million higher in 2014 primarily due to increased restructuring costs.

EX 99.4

Exit Activities and Other Significant Items
The reported results for the third quarter of 2014 and 2013 reflect amounts recognized for actions associated with the company’s ongoing business improvement and cost reduction programs and other exit and disposal actions. The amounts reported for exit activities, asset and business dispositions were $5 million in the third quarter of 2014 versus $1 million in the third quarter of 2013. As discussed in Note 6 - “Exit, Disposal and Other Restructuring Activities,” the charges in 2014 relate to severance costs while the charges in 2013 are primarily for lease exit costs.

Net Interest Expense
Net interest expense of $10 million in the third quarter of 2014 was $1 million lower than the third quarter of the prior year.

Income Tax Expense
Note 9 - "Income Taxes" provides a detailed explanation of the determination of the interim tax provision. The following table sets out the tax expense and the effective tax rate for the company from continuing operations:

	Third Quarter
(In millions)	2014	2013
Continuing operations
Income before income taxes	$66	$54
Income tax expense	24	12
Effective tax rate	36.3%	22.3%

In the third quarter of 2014, the company recognized tax expense of $24 million on pretax income from continuing operations of $66 million, or an effective tax rate of 36.3%. The tax expense and related effective tax rate on continuing operations were impacted by recognizing $2 million of tax expense from discrete tax items, primarily related to the adjustment of prior year tax provision estimates.

In the third quarter of 2013, the company recognized tax expense of $12 million on pretax income from continuing operations of $54 million, or an effective tax rate of 22.3%. The tax expense and related effective tax rate on continuing operations were impacted by recognizing $4 million of discrete items related to the following:

•	$3 million of tax benefit related to adjustments of prior year tax provision estimates

•	$1 million of tax benefit related to tax law changes

Income from Continuing Operations and Diluted Earnings per Share (EPS)
Income from continuing operations in the third quarter of 2014 was $42 million as compared to $42 million in the prior year. Increased input costs and tax expense in 2014 were offset by increased net sales and decreased SG&A costs.
Diluted EPS from continuing operations was $0.34 in the third quarter of 2013 and 2014. Adjusted EPS, which excludes the impact of significant items, increased from $0.35 in 2013 to $0.46 in 2014 primarily due to decreased SG&A costs.

Discontinued Operations
Net income from discontinued operations for the third quarter was $51 million lower than the comparable period of the prior year. The results from 2013 related mainly to the Australian bakery operations, which were disposed of in February 2013. See Note 5 – “Discontinued Operations ” for additional information.

Net Income and Diluted Earnings per Share (EPS)
In the third quarter of 2014, the company reported net income of $42 million versus $93 million in the comparable period of the prior year. The decrease is due to income from discontinued operations recognized in the third quarter of 2013.
Diluted EPS was $0.34 in the third quarter of 2014 as compared to $0.75 per share in the third quarter of 2013. Average shares outstanding during the third quarter of 2014 were consistent with average outstanding shares in the third quarter of 2013.

EX 99.4

Consolidated Results – First Nine Months of 2014 Compared with First Nine Months of 2013
The following table summarizes net sales and operating income for the first nine months of 2014 and 2013 and certain items that affected the comparability of these amounts:

	Nine Months Ended
Total Company Performance (In millions)	March 29, 2014	March 30, 2013	Change	Percent Change
Net sales	$3,021	$2,958	$63	2.1%
Operating income	$247	$248	$(1)	(0.5)%
Less: Impact of significant items on operating income	(65)	(52)	(13)
Adjusted operating income	$312	$300	$12	3.9%

Net Sales
Net sales increased by $63 million, or 2.1%, driven by favorable mix and pricing actions taken to offset input cost inflation which were partially offset by a decline in volume and lower commodity meat sales.
The components of the percentage change in net sales as compared to the prior year are as follows:

First Nine Months of 2014	Volumes	+	Price/Mix	+	Acquisitions	=	Net Sales Change
Net sales changes	(2.2)%		4.0%		0.3%		2.1%

Operating Income
Operating income decreased by $1 million primarily driven by unfavorable input costs which were not fully offset by pricing actions and the benefit of favorable mix. Adjusted operating income, which increased $12 million, or 3.9%, was positively affected by decreased SG&A costs which were partially offset by unfavorable input costs.

Gross Margin
Gross margin dollars in the first nine months of 2014 decreased $27 million over the prior year due to higher input costs, which were only partially offset by pricing and a favorable shift in sales mix. The gross margin percent decreased from 30.4% in the first nine months of 2013 to 28.8% in the first nine months of 2014 primarily due to the impact of higher input costs.

Selling, General and Administrative Expenses

	Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	Change	Percent Change
SG&A expenses in the business segment results:
Media advertising and promotion	$113	$127	$(14)	(10.8)%
Other	432	441	(9)	(2.0)%
Total business segments	545	568	(23)	(4.0)%
General corporate	62	70	(8)	(10.3)%
Net mark-to-market derivative (gains) losses	(2)	1	(3)	NM
Amortization of identifiable intangibles	4	3	1	22.5%
Total SG&A Expenses	$609	$642	$(33)	(5.1)%

Selling, general and administrative expenses decreased by $33 million, or 5.1%. Measured as a percent of sales, SG&A expenses declined year-over-year from 21.7% to 20.2%. SG&A expenses in the business segments decreased $23 million, or 4.0%, primarily driven by timing, spending efficiencies in MAP, and focus on cost management. General corporate SG&A expenses were $8 million lower in 2014 reflecting expense timing, cost actions, and cost favorability.

Exit Activities and Other Significant Items
The reported results for the first nine months of 2014 and 2013 reflect amounts recognized for actions associated with the company’s ongoing business improvement and cost reduction program and other exit and disposal actions. The amounts reported for exit activities, asset and business dispositions were charges of $15 million in the first nine months of 2014 versus charges of $7 million in the first nine months of 2013. As discussed in Note 6 - “Exit, Disposal and Other Restructuring Activities,” the charges in 2014 relate to employee severance costs while the charges in 2013 were primarily lease termination costs net of gains related to the disposition of manufacturing facilities that had been held for sale.

EX 99.4

Net Interest Expense
Net interest expense was $30 million in the first nine months of 2013 and 2014.

Income Tax Expense
Note 9 - "Income Taxes" provides a detailed explanation of the determination of the interim tax provision. The following table sets out the tax expense and the effective tax rate for the company from continuing operations:

	Nine Months Ended
(In millions)	2014	2013
Continuing operations
Income before income taxes	$217	$218
Income tax expense	32	69
Effective tax rate	14.7%	31.7%

In the first nine months of 2014, the company recognized tax expense of $32 million on pretax income from continuing operations of $217 million, or an effective tax rate of 14.7%. The tax expense and related effective tax rate on continuing operations was determined by applying a 34.5% estimated annual effective tax rate to pretax earnings, and then recognizing $43 million of discrete tax items. The discrete tax items relate to the following:

•	$45 million of tax benefit from the release of a valuation allowance on state deferred tax assets

•	$2 million of tax expense related to adjustments of prior year tax provision estimates

In the first nine months of 2013, the company recognized tax expense of $69 million on pretax income from continuing operations of $218 million, or an effective tax rate of 31.7%. The tax expense and related effective tax rate on continuing operations was determined by applying a 33.9% estimated annual effective tax rate to pretax earnings and recognizing $4 million of discrete items. The discrete tax items relate to the following:

•	$3 million of tax benefit related to adjustments of prior year tax provision estimates

•	$1 million of tax benefit related to tax law changes

Income from Continuing Operations and Diluted Earnings per Share (EPS)
Income from continuing operations in the first nine months of 2014 was $185 million as compared to $149 million in the prior year. The $36 million increase in earnings was primarily due to increased net sales, decreased tax expense and lower SG&A costs which were partially offset by increased input costs.

Diluted EPS from continuing operations increased from $1.21 in the first nine months of 2013 to $1.49 in the first nine months of 2014 due to the increase in income from continuing operations noted above. Adjusted EPS, which excludes the impact of significant items, increased from $1.46 in 2013 to $1.47 in 2014. Diluted EPS in 2014 was negatively impacted by higher average shares outstanding. The average diluted shares outstanding increased from 123 million in 2013 to 124 million in 2014 due to the increased dilutive impact of stock options and additional restricted stock units granted during the year.

Discontinued Operations
Income from discontinued operations – Discontinued operations reported $1 million of income in the first nine months of 2014, versus $13 million in 2013. The results from 2013 relate mainly to the Australian bakery operations, which were disposed of in February 2013.

Gain on sale of discontinued operations – In the first nine months of 2013 the company recognized a $49 million gain related to the final purchase adjustment for the North American fresh bakery operation and the sale of manufacturing facilities related to the North American foodservice beverage operations.

Net Income and Diluted Earnings per Share (EPS)
For the first nine months of 2014, the company reported net income of $186 million versus net income of $211 million for the comparable period of the prior year. The $25 million, or 11.8%, decrease in net income was primarily driven by decreased income from discontinued operations in 2014 partially offset by decreased income tax expense.

Diluted EPS were $1.50 in the first nine months of 2014 as compared to $1.72 per share in the first nine months of 2013. Diluted EPS were impacted by higher average shares outstanding during the first nine months of 2014 due to the increased dilutive impact of stock options and additional restricted stock units granted during the year.

EX 99.4

Operating Results by Business Segment
Net sales and income before income taxes by business segment for 2014 and 2013 are as follows:

	Net Sales
	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Retail	$713	$692	$2,226	$2,188
Foodservice/Other	242	232	795	770
Total net sales	$955	$924	$3,021	$2,958

	Income from Continuing Operations Before Income Taxes
	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Retail	$92	$76	$267	$272
Foodservice/Other	10	9	66	62
Total operating segment income	102	85	333	334
General corporate expense	(4)	(12)	(23)	(32)
Mark-to-market derivative gains	1	—	6	1
Amortization of intangibles	(2)	(1)	(4)	(3)
Significant items	(21)	(7)	(65)	(52)
Total operating income	76	65	247	248
Net interest expense	(10)	(11)	(30)	(30)
Income from continuing operations before income taxes	$66	$54	$217	$218

The following tables illustrate the components of the change in net sales versus the prior year for each business segment and the total company:

Third quarter 2014	Volumes	+	Price/Mix	+	Acquisitions	=	Net Sales Change
Net Sales Changes
Retail	(2.7)%		5.4%		0.5%		3.2%
Foodservice/Other	(4.1)%		8.1%		—%		4.0%
Total	(3.2)%		6.2%		0.4%		3.4%

First Nine Months of 2014	Volumes	+	Price/Mix	+	Acquisitions	=	Net Sales Change
Net Sales Changes
Retail	(1.7)%		3.0%		0.4%		1.7%
Foodservice/Other	(3.3)%		6.5%		—%		3.2%
Total	(2.2)%		4.0%		0.3%		2.1%

The following tables summarize the net sales and operating segment income for each of the business segments for 2014 and 2013 :

Retail

	Quarter ended				Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	Change	Percent Change	March 29, 2014	March 30, 2013	Change	Percent Change
Net Sales	$713	$692	$21	3.2%	$2,226	$2,188	$38	1.7%
Operating segment income	$92	$76	$16	19.9%	$267	$272	$(5)	(1.8)%

EX 99.4

Third Quarter -
Net sales increased versus the prior year as pricing and a favorable shift in sales mix was partially offset by declines in volume. Volume increases for Jimmy Dean breakfast sandwiches and Aidells were offset by volume declines for Ball Park hot dogs, deli meats and frozen sweet goods.
Operating segment income increased by $16 million, or 19.9%, due to the impact of pricing, favorable mix, and cost actions partially offset by higher input costs and declines in volumes.

First Nine Months -
Net sales increased slightly versus the prior year as pricing and a favorable shift in sales mix was partially offset by declines in volume. Volume increases for Jimmy Dean breakfast sandwiches and Aidells were offset by volume declines for Ball Park hot dogs, deli meats and frozen sweet goods.
Operating segment income decreased by $5 million, or 1.8%, due to pricing, favorable mix, and cost actions being more than offset by higher input costs and decreased volumes.

Foodservice/Other

	Quarter ended				Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	Change	Percent Change	March 29, 2014	March 30, 2013	Change	Percent Change
Net sales	$242	$232	$10	4.0%	$795	$770	$25	3.2%
Operating segment income	$10	$9	$1	9.6%	$66	$62	$4	5.6%

Third Quarter -
Net sales increased 4.0% versus the prior year as pricing and favorable sales mix were partially offset by decreased volumes. Overall volume decreased 4.1% primarily driven by decreased commodity meat sales as a result of improved internal utilization. Volume was flat to prior year excluding commodity meat sales.
Operating segment income increased $1 million, or 9.6%, driven primarily by pricing and favorable mix which was partially offset by increased input costs and lower volume.

First Nine Months -
Net sales increased by $25 million, or 3.2% due to pricing and favorable sales mix which were partially offset by a decrease in volume. Overall volume decreased 3.3% primarily driven by decreased commodity meat sales as a result of improved internal utilization. Volume, excluding commodity meat sales, decreased 1.1%.
Operating segment income increased $4 million, or 5.6%, driven primarily by pricing, favorable mix and expense timing which was partially offset by increased input costs and lower volume.

Financial Condition
The Consolidated Statement of Cash Flows for the first nine months of 2014 and 2013 includes amounts related to discontinued operations. See Note 5 – “Discontinued Operations” for additional information.

Cash received from Operating Activities
The cash from operating activities generated by continuing and discontinued operations is summarized in the following table:

	Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013
Cash from Operating Activities:
Continuing Operations	$231	$172
Discontinued Operations	1	10
Total	$232	$182

The cash from operating activities increased by $50 million versus the prior year. The most significant driver of the change was improved working capital management, specifically in inventory and favorable accrued liabilities changes. Discontinued operations related to the Australian bakery operations generated $1 million of cash in 2014 and $10 million of cash in 2013.

EX 99.4

Cash used in Investing Activities
The cash used in investing activities was $313 million in 2014 as compared to a use of cash of $7 million in 2013. The year-over-year change was primarily due to a net $173 million increase in the cash used to invest in short-term commercial paper and corporate note investments and $35 million used for the acquisition of our Golden Island jerky business.

Cash (used in) received from Financing Activities
Net cash used in financing activities in 2014 was $100 million versus cash proceeds of $6 million in the prior year. The year-over-year change was primarily due to a decrease in stock issuances of approximately $34 million, a $27 million increase in dividend payments and $30 million of purchases of common stock.

Liquidity

Cash and Equivalents
The company had cash and cash equivalents, defined as highly liquid investments with a maturity of three months or less at the time of purchase, on the balance sheet at March 29, 2014 of $219 million. The decrease of $181 million from the balance at June 29, 2013 was primarily due to the shift to short-term investments with a maturity of greater than three months, as well as the acquisition of the Golden Island jerky business.

Credit Facility and Credit Ratings
The company has a $750 million credit facility that expires in June 2017. The credit facility has an annual fee of 0.15% as of March 29, 2014 and pricing under this facility is based on the company’s current credit rating. At March 29, 2014, the company did not have any borrowings outstanding under this facility, but it did have approximately $3 million of letters of credit outstanding under this credit facility at an annual interest rate of 1.1%. The facility does not mature or terminate upon a credit rating downgrade. In addition, in the first quarter of 2014, the company entered into a $65 million uncommitted bilateral letter of credit facility agreement. Under the terms of the agreement, there is no annual fee for the facility and the company is subject to an annual interest rate of 0.85% on issuances.   As of March 29, 2014, the company had letters of credit totaling $42 million outstanding under this facility.

The company’s debt agreements and credit facility contain certain financial covenants with which the company is in compliance as of March 29, 2014. One financial covenant includes a requirement to maintain an interest coverage ratio of not less than 2.0 to 1.0. The interest coverage ratio is based on the ratio of EBIT to consolidated net interest expense with consolidated EBIT equal to net income plus interest expense, income tax expense, and extraordinary or non-recurring non-cash charges and gains. For the twelve months ended March 29, 2014, the company’s interest coverage ratio was 8.7 to 1.0.

The financial covenants also include a requirement to maintain a leverage ratio of not more than 3.5 to 1.0. The leverage ratio is based on the ratio of consolidated total indebtedness to an adjusted consolidated EBITDA. For the twelve months ended March 29, 2014, the leverage ratio was 2.1 to 1.0.

The company maintains investment grade credit ratings by Standard & Poor’s, Moody’s Investors Service and Fitch Ratings. The company's ratings as of March 29, 2014 are shown in the table below. These ratings remain unchanged from the previous year end.

	Senior Unsecured Obligations	Short-term Borrowings	Outlook
Standard & Poor’s	BBB	A-2	Stable
Moody’s	Baa2	P-2	Stable
Fitch Ratings	BBB	F-2	Stable

Changes in the company’s credit ratings may result in changes in the company’s borrowing costs. The company’s current short-term credit rating allows it to participate in a commercial paper market that has a number of potential investors and a historically high degree of liquidity. A downgrade of the company’s short-term credit rating would place the company in a commercial paper market that would contain significantly less market liquidity than it currently operates in with a rating of “A-2,” “P-2,” or “F-2.” This would reduce the amount of commercial paper the company could issue and raise its commercial paper borrowing cost and would require immediate payment or the posting of collateral on the derivative instruments in net liability positions in accordance with ISDA rules. See Note 7 - “Financial Instruments” for more information. To the extent that the company’s operating requirements were to exceed its ability to issue commercial paper following a downgrade of its short-term credit rating, the company has the ability to use our available credit facility to satisfy operating requirements, if necessary.

EX 99.4

Debt
The company’s total long-term debt of $942 million at March 29, 2014 changed slightly from the previous year end balance of $951 million. The company’s total long-term debt is due to be repaid as follows: nil in the remainder of 2014, $102 million in 2015, $400 million in 2016, nil in 2017, $1 million in 2018, $1 million in 2019 and $438 million thereafter. Debt obligations are expected to be satisfied with cash on hand or the issuance of new debt.

From time to time, the company opportunistically may repurchase or retire its outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, the company’s liquidity requirements, contractual restrictions and other factors. The amounts involved could be material.
The company’s long-term debt is virtually all fixed-rate debt as of March 29, 2014 and June 29, 2013. The company monitors the interest rate environments in the geographic regions in which it operates and modifies the components of its debt portfolio as necessary to manage interest rate and foreign currency risks.

Leases
The company has numerous operating leases for manufacturing facilities, warehouses, office space, vehicles, machinery and equipment. Operating lease obligations for continuing operations are scheduled to be paid as follows: $5 million in the remainder of 2014, $18 million in 2015, $15 million in 2016, $11 million in 2017, $10 million in 2018, $10 million in 2019, and $84 million thereafter. The company is contingently liable for certain long-term leases on property operated by others. These leased properties relate to certain businesses that have been sold. The company continues to be liable for the remaining terms of the leases on these properties in the event that the owners of the businesses are unable to satisfy the lease liability. The minimum annual rentals under these leases are as follows: $2 million in the remainder of 2014, $8 million in 2015 and $1 million in 2016.

The company has various funding obligations and certain contingent guaranty obligations that are outlined below.

Pension Plans
The funded status of the company’s defined benefit pension plans is defined as the amount by which the projected benefit obligation exceeds the plan assets. For continuing operations, the plans were 92% funded, or underfunded by $123 million, as of the end of 2013. Further information on the company’s pension plans is contained in Note 8 - "Pension and Other

Postretirement Benefit Plans." The company anticipates recognizing income of approximately $2 million in continuing operations for its defined benefit pension plans in 2014.
The company contributed approximately $3 million in the third quarter of 2014 to these defined benefit pension plans. The company anticipates that it will make approximately $6 million to $8 million of cash contributions for the entire fiscal year. The exact amount of cash contributions made to pension plans in any year is dependent upon a number of factors. As a result, actual funding in 2014 may be materially different from the current estimate. The Significant Accounting Policies section and Note 16 – “Defined Benefit Pension Plans,” that are included in the company’s 2013 Annual Report on Form 10-K, provide a more complete description of the measurement date, assumptions, funded status, expected benefit payments and funding policies related to these defined benefit plans.

The company participates in one multi-employer pension plan that provides retirement benefits to certain employees covered by collective bargaining agreements (the MEPP). Participating employers in the MEPP are jointly responsible for any plan underfunding. The Pension Protection Act of 2006 (PPA) imposes minimum funding requirements on pension plans. Multi-employer pension plans that fail to meet certain funding standards (as defined by the PPA) are categorized as being either in critical or endangered status. The MEPP was certified by its actuary to be in critical status for the 2012 plan year; consequently, the trustees of the MEPP adopted a rehabilitation plan designed to improve the plan's funding within a prescribed period of time. The rehabilitation plan included increases in employer contributions and reductions in benefits. Unless otherwise agreed upon, any requirement to increase employer contributions will not take effect until the current collective bargaining agreements expire. However, a five percent surcharge for the initial critical year (increasing to ten percent for subsequent years) is imposed on contributions to the MEPP under the current collective bargaining agreement. Such surcharge remains in effect until the effective date of an adopted collective bargaining agreement which includes modifications consistent with the rehabilitation plan. Any surcharge assessed on an employer will also be included in the calculation of the compounded contribution rate increases required under the rehabilitation plan. In addition, the failure of the MEPP to meet funding improvement targets provided in its rehabilitation plan could result in the imposition of an excise tax on contributing employers.

EX 99.4

Under the current law regarding multi-employer pension plans, a withdrawal or partial withdrawal from any multi-employer pension plan that was underfunded would render a withdrawing employer liable for its proportionate share of that underfunding. Such withdrawing employer is required to pay, in annual installment payments, a statutorily determined amount to satisfy the withdrawal liability. The annual installment payments for a complete withdrawal are capped at twenty years, except in the case of a mass withdrawal. In a mass withdrawal, the twenty-year payment cap does not apply. This potential unfunded pension liability also applies ratably to other contributing employers. Information regarding underfunding is generally not provided by plan administrators and trustees on a current basis and when provided, is difficult to independently validate. Any public information available relative to multi-employer pension plans may be dated as well. In the event a withdrawal or partial withdrawal was to occur with respect to the MEPP, the impact to the company's consolidated financial statements could be material. Withdrawal liability triggers could include the company's decision to close a plant or the dissolution of a collective bargaining unit.

The company's regularly scheduled contributions to the MEPP are expected to be approximately $2 million in 2014, and totaled approximately $1 million in 2013.

Restructuring Action Liabilities
The company has recognized amounts for various restructuring charges. At March 29, 2014, the company had recognized liabilities of approximately $30 million that relate primarily to future severance and other lease and contractual payments. These amounts will be paid when the obligation becomes due, and the company expects a significant portion of these amounts will be paid over the next twelve months.

Cost Savings Initiatives
In June 2012, the company announced that it expected to deliver $100 million of savings between 2013 and 2015. At that time, initiatives to deliver $65 million of savings had been identified. The company subsequently identified the remaining $35 million of cost savings, as well as approximately $45 million of additional savings through 2016. The cost savings are expected to result from improved revenue management, supply chain and support processes. The company expects to recognize cash charges of approximately $80 million to $100 million between 2013 and 2016 related to these savings. Non-cash charges may also be recognized as the initiatives are implemented. The company expects to recognize approximately $50 million of cash charges in 2014 related to these new cost savings initiatives. When fully implemented, these initiatives are expected to deliver ongoing annual savings of $80 million. This amount includes the benefit expected from the closure of the company's Florence, Alabama facility which was announced on April 4, 2014.

Guarantees
The company is a party to a variety of agreements under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts entered into by the company, under which the company agrees to indemnify a third party against losses arising from a breach of representations and covenants related to such matters as title to assets sold, the collectability of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the company to challenge the other party’s claims. In addition, the company’s obligations under these agreements may be limited in terms of time and/or amount, and in some cases the company may have recourse against third parties for certain payments made by the company. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of the company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company’s business, financial condition or results of operations. The company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the company’s business, financial condition or results of operations.
The material guarantees for which the maximum potential amount of future payments can be determined include the company’s contingent liability on leases on property operated by others and the company’s guarantees of certain third-party debt. These debt guarantees require the company to make payments under specific debt arrangements in the event that the third parties default on their debt obligations. The maximum potential amount of future payments that the company could be required to make in the event that these third parties default on their debt obligations is approximately $15 million. At the present time, the company does not believe it is probable that any of these third parties will default on the amount subject to guarantee.

EX 99.4

Challenges and Risks
As a consumer products company, we face certain risks and challenges that impact our business and financial performance. The risks and challenges described below have impacted our performance and are likely to impact our future results as well.
The food and consumer products businesses are highly competitive, with an emphasis on product quality, innovation and value. In many product categories, we compete not only with widely advertised branded products, but also with private label products that are generally sold at lower prices. As a result, from time to time, we may need to reduce the prices for some of our products to respond to competitive pressures. Economic uncertainty may result in increased pressure to reduce the prices for some of our products, limit our ability to increase or maintain prices or lead to a continued shift toward private label products. Any reduction in prices or our inability to increase prices when raw material costs increase could negatively impact profit margins and the overall profitability of our reporting units, which could potentially trigger a goodwill impairment.

Commodity prices directly impact our business because of their effect on the cost of raw materials used to make our products and the cost of inputs to manufacture, package and ship our products. Many of the commodities we use, including pork, beef, poultry, packaging, energy, cheese, fruit, seasoning blends, flour and sugar have experienced price volatility due to factors beyond our control. The company’s objective is to offset commodity price increases with pricing actions over time and to offset any operating cost increases with continuous improvement savings. During the first nine months of fiscal 2013, commodity costs, excluding mark-to-market derivative gains/losses, decreased over the prior year. The company experienced material input cost inflation throughout the last quarter of 2013 and first three quarters of fiscal 2014. The company expects continued inflationary input costs throughout the remainder of 2014.

Interest Rate and Commodity Risks

To mitigate the risk from interest rate and commodity price fluctuations, the company may enter into various hedging transactions that have been authorized pursuant to the company's policies and procedures. The company does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.
Interest Rates—As of March 29, 2014, the company has no significant exposure to changing interest rates on our long-term debt because the interest rates are fixed on virtually 100% of the company’s long-term debt. Market risk for fixed-rate long-term debt is estimated as the potential decrease in fair value resulting from a hypothetical 10% increase in interest rates, which would result in a maximum potential decrease in the fair value of debt of approximately $8 million. The underlying fair values of our long-term debt were estimated based on quoted market prices or on the current rates offered for debt with similar maturities.
The company has interest rate risk associated with its pension and post-retirement benefit obligations. Changes in interest rates impact the liabilities associated with these benefit plans as well as the amount of income or expense recognized for these plans.

Declines in the value of the plan assets could diminish the funded status of the pension plans and potentially increase the requirements to make cash contributions to these plans. See Note 16 - "Defined Benefit Pension Plans" and Note 17 - "Postretirement Health-Care and Life-Insurance Plans" in the company’s 2013 Annual Report for additional information.
Commodities - The company is a purchaser of certain commodities such as beef, pork, chicken, packaging, fruit, seasoning blends, flour, corn, corn syrup, soybean and corn oils, butter, sugar, natural gas and diesel fuel. We also raise turkeys and contract with turkey growers to meet our raw material requirements for whole birds and processed turkey products. Our costs for turkey are affected by the cost and supply of feed grains, including corn and soybean meal. Commodities are subject to price risk due to factors such as fluctuations in the commodity market, the availability of supply, severe weather, consumer or industrial demand and changes in governmental and international trade, alternative energy and agricultural programs. Where possible, the company attempts to reduce the market risk associated with these by entering into either physical forward contracts or derivative instruments. The company has policies governing the hedging instruments that can be used. In circumstances where hedged commodity derivative instruments are used, there is a high correlation between the commodity costs and the derivative instrument.

For commodity derivative instruments held, the company uses a sensitivity analysis technique to evaluate the effect that a 10% change in the underlying commodity price would have on the market value of the company's commodity derivative instruments. The impact is not significant compared with the earnings and equity of the company.

(In millions)	Third quarter 2014	Year ended 2013
Effect of a 10% change in Market Price:
Grains & Oilseeds	$5	$3
Energy	3	3
Other Commodities	1	2

EX 99.4

Non-GAAP Financial Measures Definitions

Non-GAAP Measures

The following is an explanation of the non-GAAP financial measures presented in this quarterly report. Adjusted net sales excludes from net sales the impact of businesses that have been exited or divested for all periods presented. Adjusted operating income excludes from operating income the impact of significant items recognized during the fiscal period and businesses exited or divested for all periods presented. It also adjusts for the impact of an additional week in those fiscal years that include a 53rd week (fiscal 2010). Results for businesses acquired are included from the date of acquisition onward. Adjusted EPS excludes from diluted EPS for continuing operations the impact of significant items and the 53rd week.

Significant Items Affecting Comparability

The reported results for 2014 and 2013 reflect amounts recognized for restructuring actions and other significant amounts that impact comparability.

Significant items are income or charges (and the related tax impact) that management believes have had a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized, are not indicative of the company's core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; various restructuring programs; spin-off related costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains and losses; plant shutdown costs and the related insurance recoveries; merger and acquisition costs; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations.

EX 99.4

The impact of significant items on net income and diluted earnings per share is summarized below:

	Quarter ended March 29, 2014			Quarter ended March 30, 2013
(In millions, except per share data)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)
Continuing operations:
Total restructuring actions excluding accelerated depreciation	$(16)	$(10)	$(0.08)	$(9)	$(5)	$(0.05)
Accelerated depreciation	(2)	(1)	(0.01)	(3)	(2)	(0.01)
Other significant items(*)	(3)	(4)	(0.02)	5	6	0.05
Impact of significant items on income from continuing operations	(21)	(15)	(0.12)	(7)	(1)	(0.01)
Impact of significant items on income from discontinued operations (**)	—	—	—	59	47	0.38
Impact of significant items on net income (loss)	$(21)	$(15)	$(0.12)	$52	$46	$0.37
Impact of significant items on income (loss) from continuing operations before income taxes:
Cost of sales	$(2)			$(2)
Selling, general and administrative expenses	(14)			(3)
Impairment charges	—			(1)
Exit and business dispositions	(5)			(1)
Total	$(21)			$(7)
Diluted earnings per share – continuing operations:
As reported			$0.34			$0.34
Less: impact of significant items			(0.12)			(0.01)
Adjusted earnings per share			$0.46			$0.35
Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	Taxes computed at applicable statutory rates.
* Includes impact from adjustments to tax provision estimates and other costs.
** Includes gain on disposition of Australian Bakery business and impact of tax-related matters on dispositions.

EX 99.4

	Nine Months Ended March 29, 2014			Nine Months Ended March 30, 2013
(In millions, except per share data)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)
Continuing operations:
Total restructuring actions excluding accelerated depreciation	$(51)	$(32)	$(0.25)	$(30)	$(19)	$(0.15)
Accelerated depreciation	(12)	(7)	(0.06)	(24)	(15)	(0.12)
Other significant items(*)	(2)	42	0.34	2	4	0.03
Impact of significant items on income from continuing operations	(65)	3	0.02	(52)	(30)	(0.25)
Impact of significant items on income from discontinued operations (**)	2	1	0.01	61	53	0.43
Impact of significant items on net income (loss)	$(63)	$4	$0.03	$9	$23	$0.19
Impact of significant items on income (loss) from continuing operations before income taxes:
Cost of sales	$(11)			$(6)
Selling, general and administrative expenses	(39)			(38)
Impairment charges	—			(1)
Exit and business dispositions	(15)			(7)
Total	$(65)			$(52)
Diluted earnings per share – continuing operations:
As reported			$1.49			$1.21
Less: impact of significant items			0.02			(0.25)
Adjusted earnings per share			$1.47			$1.46
Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	Taxes computed at applicable statutory rates.
* Includes impact from tax settlements, tax valuation allowance adjustments and other costs.
** Includes impact from gain on disposition of Australian Bakery, Fresh Bakery, and North American Foodservice businesses and impact of tax-related matters on dispositions.

Significant Accounting Policies and Critical Estimates
The company’s significant accounting policies are discussed in the Notes to the Consolidated Financial Statements that are incorporated in the 2013 Annual Report on Form 10-K that is filed with the Securities and Exchange Commission. The accounting policies and estimates that can have a significant impact on the operating results, financial position and footnote disclosures of the company are described in the Financial Review in the company’s 2013 Annual Report on Form 10-K.

Issued but not yet Effective Accounting Standards
A summary of new accounting pronouncements issued, but not yet effective, which are relevant to the operations of the company are summarized below.

Presentation of Unrecognized Tax Benefits - In July 2013, the Financial Accounting Standards Board (FASB) issued an accounting standard to clarify the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists to address issues with diversity in practice. The standard states that, with limited exceptions, the unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset. While the standard is effective for fiscal years beginning after December 15, 2014, and interim periods within those years, the company has historically presented such information in accordance with the newly issued guidance. As such, there will be no impact to the financial statements as a result of the issuance of this amendment.

EX 99.4

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity - In April 2014, the FASB issued an accounting standard update that changes the requirements for reporting discontinued operations. The standard states that only those disposals of components that represent a strategic shift that has or will have a major effect on an entity's operations and financial results can be reported as discontinued operations in the financial statements. The amendment requires that the assets and liabilities of a disposal group that includes a discontinued operation to be stated separately in the statement of financial position and also requires additional disclosures. The amendment is prospectively effective for the company beginning in the first quarter of fiscal 2016. This amendment is not expected to have a significant impact on our consolidated results of operations, financial position or cash flows.

Forward-Looking Information

This document contains forward-looking statements regarding Hillshire Brands' business prospects and future financial results and metrics. In addition, from time to time, in oral statements and written reports, the company discusses its expectations regarding the company's future performance by making forward-looking statements preceded by terms such as "will," "anticipates," "intends," "expects," "likely" or "believes." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events and are inherently uncertain.

Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands' actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors in Hillshire Brands' most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

•
The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands' ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

•
Hillshire Brands' relationship with its customers, such as (i) a significant change in Hillshire Brands' business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands' spin-off of its international coffee and tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

•
Other factors, such as (i) Hillshire Brands' ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands' credit ratings, the impact of Hillshire Brands' capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands' cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands' income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts business.

In addition, Hillshire Brands' results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the company competes. Hillshire Brands undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.